EXHIBIT 99.1

Ralph Makar President and CEO 503-692-8001 ext. 4137	Chris Farrell Vice President of Finance 503-692-8001 ext. 4132

BIOJECT REPORTS THIRD QUARTER 2011 FINANCIAL RESULTS

Company to restructure operations after recent FDA communications

PORTLAND, OR, November 8, 2011 - Bioject Medical Technologies Inc. (OTCBB: BJCT), a leading developer of needle-free drug delivery systems, today reported financial results for the third quarter ended September 30, 2011.

Bioject reported revenues of $3.1 million for the quarter ended September 30, 2011, compared to revenues of $1.5 million in the comparable 2010 period. Product sales were $2.9 million in the 2011 period compared to $1.4 million in the comparable 2010 period. License and technology fees were $245,000 for the quarter ended September 30, 2011, compared to $91,000 in the comparable 2010 period. Net income allocable to common shareholders for the third quarter of 2011 was $372,000 compared to a net loss allocable to common shareholders of $357,000 in the comparable 2010 period. Cash at September 30, 2011 totaled $1.0 million.

Basic and diluted net income per share allocable to common shareholders for the quarter ended September 30, 2011 was $0.01 per share on 18.9 million and 38.2 million weighted average shares outstanding, respectively, compared to a net loss of $0.02 per share on 17.9 million weighted average shares outstanding for the same period of 2010.

For the nine months ended September 30, 2011, Bioject reported revenues of $7.3 million compared to revenues of $3.9 million in the comparable period of 2010. Operating income for the nine months ended September 30, 2011 was $543,000 compared to an operating loss of $1.4 million in the comparable period of 2010. Net income allocable to common shareholders was $438,000, or $0.01 per basic and diluted share in the nine-month period ended September 30, 2011 compared to a net loss allocable to common shareholders of $1.5 million, or $0.08 per basic and diluted share, in the comparable period of 2010.

“Unfortunately we have to report a mixed message. Third quarter 2011 revenue increased 107% over the same prior year-ago time period,” said Ralph Makar, Bioject’s President and CEO. “Our significant revenue growth resulted from the shipment of the remaining additional one-time orders to Merck Serono and increased sales to Merial. In addition, both operating and net income were positive for the third quarter of 2011 as compared to the negative results of the prior year-ago time period,” commented Mr. Makar. “However, these positive results are only temporary. There are no additional Serono orders to fill. The increased Merial orders for their launch have been met, and Merial’s order forecast is dramatically lower. Further, the most recent communications from the Food and Drug Administration (FDA) “recommending that all approved vaccines, including influenza, be administered in accordance with their approved labeling” has raised concerns about the use of Bioject’s devices in key market areas and has effectively halted our expansion in those markets unless the FDA modifies or reverses its position. The net result is a major negative impact on revenue going forward and there are no new sources of revenue apparent in the near term. The company is taking immediate steps to address these events,” said Mr. Makar. “On November 8th the company implemented a reduction in force with respect to 12 employees and implemented a reduced work week for the remaining twenty employees. The company intends to reduce additional staff as necessary in the future. Further, the company and Board of Directors are considering a wide range of options including restructuring the company to allow it to continue until new commercial agreements are entered or to adopt a new business model and/or a sale of the company,” added Mr. Makar.

Bioject Medical Technologies Inc., based in Portland, Oregon, USA, is an innovative developer and manufacturer of needle-free injection therapy systems (NFITS). NFITS provide an empowering technology and work by forcing medication at high speed through a tiny orifice held against the skin. This creates a fine stream of high-pressure fluid penetrating the skin and depositing medication in the tissue beneath. Bioject is focused on developing mutually beneficial agreements with leading pharmaceutical, biotechnology, and veterinary companies, as well as research, global health and government organizations.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding Bioject’s expectations with respect to restructuring and a sale of the company. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors include, without limitation, the risk that the Company may not be able to restructure its various obligations or operations in a manner that allows it to adopt a different profitable business mode or continue operating until new commercial agreements are entered; the risk that the Company may not be sold on acceptable terms or at all, or for a price sufficient to result in proceeds to holders of common stock, which is extremely unlikely given the liquidation preferences of the preferred stock; and the risk that the company ceases operations. Readers of this press release are referred to the Company’s filings with the Securities and Exchange Commission, including the Company’s reports on Form 10-K and Forms 10-Q for further discussions of factors that could affect the Company’s business and its future results. Forward-looking statements are based on the estimates and opinions of management on the date the statements are made. The Company assumes no obligation to update forward-looking statements if conditions or management’s estimates or opinions should change.

For more information about Bioject, visit www.bioject.com

[Tables follow]

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Bioject Medical Technologies Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except share and per share data)

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2011	2010	2011	2010
Revenue:
Net sales of products	$2,898	$1,429	$6,705	$3,560
License and technology fees	246	91	576	305

	3,144	1,520	7,281	3,865
Operating expenses:
Manufacturing	1,853	1,049	4,176	2,666
Research and development	418	265	1,128	1,010
Selling, general and administrative	453	537	1,434	1,620

Total operating expenses	2,724	1,851	6,738	5,296

Operating income (loss)	420	(331)	543	(1,431)

Interest income	—	—	—	4
Interest expense	(22)	(3)	(27)	(36)
Change in fair value of derivative liabilities	—	1	—	32

Net income (loss)	398	(333)	516	(1,431)
Preferred stock dividend	(26)	(24)	(78)	(74)

Net income (loss) allocable to common shareholders	$372	$(357)	$438	$(1,505)

Basic net income (loss) per common share allocable to common shareholders	$0.01	$(0.02)	$0.01	$(0.08)

Shares used in basic per share calculations	18,851,312	17,863,473	18,674,439	17,790,112

Diluted net income (loss) per common share allocable to common shareholders	$0.01	$(0.02)	$0.01	$(0.08)

Shares used in diluted per share calculations	38,196,145	17,863,473	37,650,529	17,790,112

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Bioject Medical Technologies Inc.

Condensed Consolidated Balance Sheet Data (Unaudited)

(In thousands)

	September 30, 2011	December 31, 2010
ASSETS
Current assets:
Cash	$1,014	$180
Accounts receivable	844	838
Inventories	893	627
Other	77	70

	2,828	1,715

Property and equipment, net	436	645
Other assets, net	1,360	1,310

Total assets	$4,624	$3,670

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$2,135	$1,652
Deferred revenue	176	176

	2,311	1,828
Long term liabilities:
Deferred revenue	1,004	1,136
Other long-term liabilities	256	325

Shareholders’ equity:
Preferred stock	9,458	9,380
Common stock	114,919	114,763
Accumulated deficit	(123,324)	(123,762)

	1,053	381

Total liabilities and shareholders’ equity	$4,624	$3,670

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